Exhibit 10.2

AutoZone, Inc.

Executive Deferred Compensation Plan

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8.3	Form of Payment or Payments	13
8.4	Defined Benefit Accrual Payments	14
8.5	Designation of Beneficiaries	14
8.6	Unclaimed Benefits	14
8.7	Hardship Withdrawals	15
8.8	Restriction on Timing of Distributions	16
8.9	Limited Cashouts	16

ARTICLE IX ADMINISTRATION		17
9.1	Administrative Committee	17
9.2	General Powers of Administration	17
9.3	Indemnification of Administrative Committee	18

ARTICLE X DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION		18
10.1	Claims	18
10.2	Claim Procedure	18

ARTICLE XI MISCELLANEOUS		20
11.1	Not Contract of Employment	20
11.2	Non-Assignability of Benefits	21
11.3	Withholding	21
11.4	Amendment and Termination	21
11.5	No Trust Created	22
11.6	Unsecured General Creditor Status Of Employee	22
11.7	Severability	23
11.8	Governing Laws	23
11.9	Binding Effect	23
11.10	Entire Agreement	23
11.11	Code Section 409A	23

ARTICLE XII CHANGE IN CONTROL		24
12.1	Change of Trustee	24
12.2	Amendment	24
12.3	Funding	24

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ARTICLE I

INTRODUCTION

1.1	Name of Plan.

AutoZone, Inc. (the “Company”) hereby amends and restates the AutoZone, Inc. Executive Deferred Compensation Plan.

1.2	Purposes of Plan.

The purposes of the Plan are to provide certain eligible employees of the Company the opportunity to defer elements of their compensation which might not otherwise be deferrable under other Company plans, including the AutoZone, Inc. 401(k) Plan, and to receive the benefit of additions to their deferral comparable to those obtainable under the AutoZone, Inc. 401(k) Plan in the absence of certain restrictions and limitations in the Internal Revenue Code. In addition, the Plan is intended to provide benefits in addition to those provided by the AutoZone, Inc. Associates’ Pension Plan which are limited due to certain restrictions and limitations in the Internal Revenue Code.

1.3	“Top Hat” Pension Benefit Plan.

The Plan is an “employee pension benefit plan” within the meaning of ERISA. The Plan is maintained, however, for a select group of management or highly compensated employees and, therefore, it is intended that the Plan is exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under section 401(a) of the Code.

1.4	Code Section 409A.

The Company intends that no amount credited or accrued under the Plan be included in a Participant’s or Beneficiary’s income as a result of Code Section 409A, and the Plan shall be interpreted and administered in accordance with the applicable requirements of Code Section 409A. Notwithstanding anything to the contrary herein, Grandfathered Amounts shall be and remain subject to the terms of the Plan as in effect prior to the Effective Date of this amendment and restatement.

1.5	Funding.

The Plan is unfunded. All benefits will be paid from the general assets of the Company.

1.6	Effective Date.

The amended and restated Plan is effective as of December 17, 2013.

1.7	Administration.

The Plan shall be administered by the Administrative Committee.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1	Definitions.

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:

(a)	“Account” means the bookkeeping account maintained by the Company on behalf of each Participant pursuant to Article VII that is credited with Base Salary Deferrals, Bonus Deferrals and Matching Credits on behalf of each Participant pursuant to Article IV, and adjustments to such amounts as determined in accordance with Article VII. As of any Valuation Date, a Participant’s Defined Contribution Benefit under the Plan shall be equal to the amount credited to his Account as of such date.

(b)	“Administrative Committee” means the Compensation Committee of the Directors.

(c)	“Allocation Election” means a choice by a Participant of one or more Investment Options, and the allocation among them, in which future Participant deferrals, matching contributions and/or existing Account balances are Deemed Invested for purposes of determining earnings in a particular subaccount.

(d)	“Allocation Election Form” means the medium approved by the Administrative Committee by which the Participant makes an Allocation Election, rebalances a subaccount, or elects a Transfer.

(e)	“Base Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.1 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under section 125 of the Code maintained by the Company.

(f)	“Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his Account pursuant to Section 4.1.

(g)	“Beneficiary” means the person or persons designated by the Participant in accordance with Section 8.5.

(h)	“Bonus Compensation” means the amount awarded to a Participant for a Plan Year under any bonus plan maintained by the Company, including any such amount a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.1 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under section 125 of the Code maintained by the Company.

(i)	“Bonus Deferral” means the amount of a Participant’s Bonus Compensation which the Participant elects to have withheld on a pre-tax basis from his Bonus Compensation and credited to his account pursuant to Section 4.1.

(j)	“Change In Control” means the happening of any of the following events:

(i)	An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13 d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change In Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliated companies or (D) any acquisition of the Company by any corporation pursuant to a reorganization, merger, consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (1) and (2) of subsection (iii) of this Section 2.1(j) are satisfied; or

(ii)	Individuals who, as of the date hereof, constitute the Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (1) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv)	The approval by the shareholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the outstanding shares of common stock of such corporation and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

(k)	“Code” means the Internal Revenue Code of 1986, as amended.

(l)	“Code Section 409A” means section 409A of the Code and all applicable regulations and other guidance issued thereunder.

(m)	“Company” means AutoZone, Inc. and its direct and indirect subsidiaries, as designated from time to time by the Compensation Committee of the Directors.

(n)	“Compensation” shall include only a Participant’s Base Salary and Bonus Compensation. Severance pay, expense reimbursements and non-cash compensation shall not be included. Compensation shall not be limited by section 401(a)(17) of the Code.

(o)

“Deemed Investment” or “Deemed Invested” shall mean the notional conversion of a dollar amount of deferred Compensation credited to a Participant’s Accounts into shares or units (or a fraction of such measures of ownership, if applicable) of a designated investment (e.g., mutual fund or other investment) which is referred to by the Investment Option(s) selected by the Participant. The conversion shall occur as if shares (or units) of the designated investment were being purchased (or sold, for a distribution) at the purchase price as of the close of business of the day on which the Deemed Investment occurs. At no time shall a Participant have any real or beneficial ownership in the actual investment vehicle to which the Investment Option refers, irrespective of whether such a Deemed Investment is mirrored by an actual identical investment by the Company or a trustee acting on behalf of the Company.

(p)	“Deferral Period” means the period of time for which a Participant elects to defer receipt of the Base Salary Deferrals, and Bonus Deferrals credited to such Participant’s Account and shall be either the Retirement Date or a period of years as specified in Section 6.2. Deferral Periods shall be measured on the basis of Plan Years, beginning with the Plan Year that commences immediately following the Plan Year for which the applicable Base Salary Deferrals, and Bonus Deferrals are credited to the Participant’s Account.

(q)	“Defined Benefit Accrual” means the amounts accrued to a Participant pursuant to Article V.

(r)	“Defined Contribution Benefit” means the amounts accrued to a Participant pursuant to Article IV and adjustments to such amounts as determined in accordance with Article VII.

(s)	“Directors” means the Board of Directors of AutoZone, Inc.

(t)	“Disability” means the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Administrative Committee, the Participant must submit proof to the Administrative Committee of the Social Security Administration’s or the provider’s determination.

(u)	“Effective Date” means December 17, 2013.

(v)	“Employee” means any common-law employee of the Company.

(w)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(x)	“Executive Deferred Compensation Agreement” means the written agreement entered into between the Company and a Participant pursuant to which the Participant elects the amount of Base Salary and/or his Bonus Compensation to be deferred into the Plan and the Deferral Period, and the form of payment for amounts in his Account.

(y)	“401(k) Plan” means the AutoZone, Inc. 401(k) Plan.

(z)	“Grandfathered Benefit” shall mean the portion of a Participant’s vested Account and all other vested accrued benefits under the Plan as of December 31, 2004, and that is treated as grandfathered for purposes of Code Section 409A.

(aa)	“Investment Option” shall mean an investment such as a mutual fund, life insurance subaccount, or other security approved by the Administrative Committee for use in the Plan as part of an Investment Option menu, which a Participant may elect as a measuring device to determine Deemed Investment earnings (positive or negative) to be valued in the Participant’s Account or subaccount. The Participant has no real or beneficial ownership in any investment indicated by the elected Investment Options.

(bb)	“Matching Credits” means the amount credited to a Participant’s account as a Company matching contribution pursuant to Section 4.2.

(cc)	“Non-Grandfathered Benefit” shall mean the portion of a Participant’s Account under the Plan which is either accrued or ceases to be subject to a substantial risk of forfeiture after 2004, i.e., any Plan benefit other than a Grandfathered Benefit.

(dd)	“Participant” means each Employee who has been selected for participation in the Plan and who has become a Participant pursuant to Article III.

(ee)	“Pension Plan” means the AutoZone, Inc. Associates’ Pension Plan.

(ff)	“Plan” means the AutoZone, Inc. Executive Deferred Compensation Plan, as amended from time to time.

(gg)	“Plan Year” means the twelve-consecutive month period commencing January 1 and ending on December 31 of each year.

(hh)	“Retirement Date” means (i) with respect to amounts deferred in a Plan Year beginning prior to January 1, 2012, the date the Participant is eligible for and retires under any qualified retirement plan maintained by the Company (as such eligibility is in effect as of the date on which the applicable election was made); or (ii) with respect to amounts deferred in a Plan Year beginning on or after January 1, 2012, the date on which (A) the Participant has attained the age of 55, (B) the Participant has completed at least five years of full-time service with the Company, (C) the sum of the number of full-time years of service with the Company and the Participant’s age equals at least 65 and (D) the Participant experiences a Termination of Employment.

(ii)	“Specified Participant” means a “specified employee” of AutoZone, Inc. within the meaning given such term under Code Section 409A (and Treas. Reg. §1.409A-1(i)).

(jj)	“Termination of Employment” means the Participant’s “separation from service” (other than death) with the Company and affiliated entities within the meaning given such term under Code Section 409A and Treas. Reg. §1.409A-1(h) (without regard to any elective terms permitted thereunder).

(kk)	“Transfer” means a partial Allocation Election with respect to a Participant’s then existing subaccount where a Participant transfers a portion of the subaccount balance from one Investment Option to another.

(ll)	“Valuation Date” means the date designated by the Administrative Committee.

2.2	Number and Gender.

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3	Headings.

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE III

PARTICIPATION AND ELIGIBILITY

3.1	Participation.

Participants in the Plan are those Employees who satisfy all of the following conditions: (a) are subject to the income tax laws of the United States, (b) are determined by the Company to be members of a select group of highly compensated or management Employees of the Company, (c) are officers of AutoZone, Inc. with the title of Vice-President or higher, or such other individuals as may be selected by the Administrative Committee, in its sole discretion, as Participants. The Administrative Committee shall notify each Participant of his selection as a Participant. Subject to the provisions of Section 3.3, a Participant shall remain eligible to continue participation in the Plan for each Plan Year following his initial year of participation in the Plan, provided the Participant continues to satisfy Sections 3.1(a), (b) and (c) above.

3.2	Commencement of Participation.

An Employee shall become a Participant effective as of the date the Administrative Committee determines, which date shall be on or after the date his Executive Deferred Compensation Agreement becomes effective. Newly eligible employees must make deferral elections during the first 30 days after becoming eligible.

3.3	Cessation of Active Participation.

Notwithstanding any provision herein to the contrary, an individual who has become a Participant in the Plan shall cease to be a Participant hereunder effective as of any date the individual ceases to satisfy the requirements of Section 3.1, or as of such date as designated by the Administrative Committee.

ARTICLE IV

DEFINED CONTRIBUTION BENEFIT

4.1	Deferrals by Participants.

A Participant may file an Executive Deferred Compensation Agreement pursuant to which such Participant elects to make Base Salary Deferrals and/or Bonus Deferrals with respect to Compensation earned during a Plan Year.

(a)	A Participant’s Executive Deferred Compensation Agreement for a Plan Year must be submitted to the Company within the time period prescribed by the Administrative Committee, and in any event before the first day of such Plan Year. If an Employee initially becomes an eligible employee (determined in accordance with Code Section 409A) and does not make an initial Base Salary Deferral or Bonus Deferral election before the first day of such Plan Year, the Participant may file an Executive Deferred Compensation Agreement making a prospective Base Salary Deferral election (but not a Bonus Deferral election) either before or within the first 30 days after becoming eligible. Such election will apply to the Participant’s Base Salary for services performed after the Executive Deferred Compensation Agreement is submitted, and will be effective beginning with the first paycheck for the first regular payroll period beginning after the date the Executive Deferred Compensation Agreement is submitted and becomes effective. A Participant may modify his Executive Deferred Compensation Agreement for a Plan Year at any time prior to the applicable deadline specified in this subsection, subject to any restrictions or procedures determined by the Administrative Committee.

(b)	For each Plan Year, a Participant may elect to defer up to twenty-five percent (25%) of his Base Salary as a Base Salary Deferral and up to seventy-five percent (75%) of his Bonus Compensation as a Bonus Deferral. Subject to such limitation, a Bonus Deferral election may provide for deferral of a portion of a Participant’s Bonus Compensation for a Plan Year described as a percentage of such Bonus Compensation only to the extent that such Bonus Compensation exceeds either: (i) a specified dollar amount of the Participant’s Bonus Compensation, or (ii) the target amount of his Bonus Compensation for such Plan Year. Notwithstanding the foregoing, any Participant election shall be further subject to any maximum or minimum percentage or dollar amount limitations and to any other rules prescribed by the Administrative Committee in its sole discretion.

(c)	Base Salary Deferrals and Bonus Deferrals will be credited to the Account of each Participant as of the day of the month in which such Compensation otherwise would have been paid to the Participant in cash, provided that the Participant has not had a Termination of Employment on or before the payment date.

4.2	Matching Credits.

In addition to any Base Salary Deferrals and Bonus Deferrals, the Company shall credit to the Participant’s Account an amount equal to the amount of matching contributions determined under (a) below minus the amount of matching contributions determined under (b) below:

(a)	The matching contribution that would be made to the Participant using the 401(k) Plan’s matching contribution formula and taking into account the Participant’s Base Salary Deferrals, Bonus Deferrals, the maximum amount of deferrals permitted under the 401(k) Plan (regardless of the amount of deferrals the Participant actually makes to the 401(k) Plan), and the Participant’s Compensation without regard to the limitation imposed by section 401(a)(17) of the Code.

(b)	The amount of matching contributions that would have been made to the Participant’s account under the 401(k) Plan assuming the Participant deferred the maximum amount permitted under the 401(k) Plan.

4.3	Effective Date of Executive Deferred Compensation Agreement.

A Participant’s initial Executive Deferred Compensation Agreement shall be effective as of the first payroll period after the date the Participant commences participation in the Plan. Each subsequent Executive Deferred Compensation Agreement shall become effective on the first day of the Plan Year to which it relates. If a Participant fails to file a new Executive Deferred Compensation Agreement or revoke a prior Executive Deferred Compensation Agreement, the latest Executive Deferred Compensation Agreement on file with the Committee shall remain in effect for each Plan Year subsequent to its filing. If a Participant fails to complete an Executive Deferred Compensation Agreement on or before the date the Participant commences participation in the Plan or the first day of any Plan Year, and has no Executive Deferred Compensation Agreement in effect, the Participant shall be deemed to have elected not to make Base Salary Deferrals and/or Bonus Deferrals for such Plan Year (or remaining portion thereof if the Participant enters the Plan other than on the first day of a Plan Year).

4.4	Modification or Revocation of Election by Participant.

A Participant may not change the amount of his Base Salary Deferrals or Bonus Deferrals during a Plan Year. However, if a Participant receives a hardship withdrawal under Section 8.7, all of the Participant’s Base Salary Deferrals and/or Bonus Deferrals shall be cancelled. Under no circumstances may a Participant’s Executive Deferred Compensation Agreement be made, modified or revoked retroactively. A Participant’s Executive Deferred Compensation Agreement shall remain in effect in the event of a Change In Control.

ARTICLE V

DEFINED BENEFIT ACCRUAL

5.1	Defined Benefit Accruals.

A Participant’s Defined Benefit Accrual earned prior to January 1, 2003 shall be preserved. No additional Defined Benefit Accrual shall be earned after December 31, 2002.

5.2	Service Credit.

The Administrative Committee shall determine the service to be credited to the Participant for purposes of calculating the Defined Benefit Accrual provided by Section 5.1. Such service may only include service for the Company, service for a prior employer that is related or formerly related to the Company, or service for such other prior employer as may be determined by the Administrative Committee.

ARTICLE VI

VESTING, DEFERRAL PERIODS

6.1	Vesting.

A Participant shall be 100% vested in his Account and his Defined Benefit Accrual at all times.

6.2	Deferral Periods.

A Deferral Period may be for any period of five (5) years, or ten (10) years or any period of one (1) year or more after the Participant has completed one (1) year of participation, or more, and shall not end later than the year in which the Participant attains age 75. A Participant must specify on the Executive Deferred Compensation Agreement the Deferral Period for the Base Salary Deferrals and Bonus Deferrals, and/or Matching Credits, to be made to the Plan for the Plan Year (or the remaining portion thereof for a Participant who enters the Plan other than on the first day of a Plan Year) to which the Executive Deferred Compensation Agreement relates, subject to certain rules as determined by the Administrative Committee from time to time. A Participant may change an election of a Deferral Period to delay payment(s), provided that any such election to delay payment(s) will be effective only if the changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	must be made at least twelve (12) months prior to the first scheduled distribution described in the Executive Deferred Compensation Agreement;

(c)	must delay the commencement of distributions described in the Executive Deferred Compensation Agreement for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(d)	must take effect not less than twelve (12) months after the election is made; and

(e)	may not cause the Deferral Period to end later than the year in which the Participant attains age 75.

ARTICLE VII

ACCOUNTS AND ACCOUNT VALUATION

7.1	Establishment of Bookkeeping Accounts.

A separate bookkeeping account shall be maintained for each Participant. Such account shall be credited with the Participant’s Base Salary Deferrals, Matching Credits and Bonus Deferrals, and earnings in accordance with Section 7.4. A separate bookkeeping account shall also be maintained for each Participant’s Defined Benefit Accrual, but shall not be adjusted for earnings.

7.2	Subaccounts.

Separate subaccounts shall be maintained to the extent necessary for the administration of the Plan. For example, it may be necessary to maintain separate subaccounts where the Participant has specified different Deferral Periods, methods of payment or investment directions with respect to Base Salary Deferrals and Bonus Deferrals for different Plan Years.

7.3	Hypothetical Nature of Accounts.

The Accounts established under this Article VII shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that earnings on the Base Salary Deferrals, Matching Credits, and Bonus Deferrals made to the Plan can be credited. Neither the Plan nor any of the Accounts established hereunder shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Directors, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other Person.

7.4	Account Valuation.

(a)	A Participant shall elect Investment Options from a list of Investment Options provided by the Administrative Committee. The initial election shall be made on in such manner as approved by the Administrative Committee and shall specify the allocations among the Investment Options elected. A Participant’s subaccounts shall be valued as the sum of the value of all Investment Options in which such subaccount is Deemed Invested minus any withdrawals or distributions from said subaccount. Investment Options shall be utilized to determine the earnings attributable to the subaccount. Election of Investment Options do not represent actual ownership of, or any ownership rights in or to, the actual funds to which the Investment Options refer, nor is the Company in any way bound or directed to make actual investments corresponding to Deemed Investments.

(b)	The AutoZone, Inc. Investment Committee or such other person or committee as may be designated by the Administrative Committee, in its sole discretion shall be permitted to add or remove Investment Options provided that any such additions or removals of Investment Options shall not be effective with respect to any period prior to the effective date of such change. Any unallocated portion of a subaccount or any unallocated portion of new deferrals shall be Deemed Invested in an Investment Option referring to a money market based fund or subaccount.

(c)	A Participant may make a new Allocation Election with respect to future Base Salary Deferrals, Matching Credits and Bonus Deferrals, and may Transfer funds in any of his or her subaccounts, provided that such new Allocation Elections or Transfers shall be in increments of one percent (1%) of such Account, and Transfers apply to the entire subaccount balance. New Allocation Elections, rebalances, and Transfers may be made on any day, and will become effective as soon as administratively practicable.

(d)	Notwithstanding anything in this Section to the contrary, the Company shall have the sole and exclusive authority to invest any or all amounts deferred under the Plan in any manner, regardless of any Allocation Elections by any Participant. A Participant’s Allocation Election shall be used solely for purposes of determining the value of such Participant’s subaccounts and the amount of the corresponding liability of the Company in accordance with this Plan.

ARTICLE VIII

PAYMENT OF ACCOUNT AND DEFINED BENEFIT ACCRUALS

8.1	Timing of Distribution of Benefits.

Distribution of a Participant’s Account shall be made or commence as soon as practicable following the date the Deferral Period for such amounts ends. Notwithstanding the foregoing, the Participant’s entire Account shall be distributed to him (or his Beneficiary in the event of his death) as soon as practicable following the earliest to occur of the following: (i) the Participant’s death; (ii) the Participant’s permanent disability as defined in the Company’s long-term disability program for Grandfathered Benefits; (iii) the Participant’s Disability for Non-Grandfathered Benefits; (iv) the termination of the Participant’s employment for Grandfathered Benefits; or (v) the Participant’s Termination of Employment for Non-Grandfathered Benefits.

8.2	Adjustment for Investment Gains and Losses Upon Distribution.

Upon a distribution pursuant to this Article VIII, the balance of a Participant’s Account shall be determined as of the Valuation Date immediately preceding the date of the distribution to be made and shall be adjusted for investment gains and losses which have accrued to the date of distribution but which have not been credited to his Account.

8.3	Form of Payment or Payments.

The Participant’s Account shall be distributed in accordance with the form of payment elected by the Participant on the Executive Deferred Compensation Agreement to which such amounts relate. The form of payment with respect to amounts and the earnings credited thereon may be in any of the following forms:

(a)	In the event of distribution after the expiration of the Deferral Period, (i) for amounts in an Account attributable to Base Salary Deferrals and Bonus Deferrals, and Matching Credits, with respect to Plan Years commencing prior to January 1, 2013, distribution may be made in a lump sum or in installment payments for a period not to exceed fifteen (15) years, and (ii) for amounts in an Account attributable to Base Salary Deferrals and Bonus Deferrals, and Matching Credits, with respect to Plan Years commencing on or after January 1, 2013, distribution may be made in a lump sum or in installment payments for a period not to exceed five (5) years;

(b)	In the event of distribution after the Participant’s death, permanent disability for Grandfathered Benefits, Disability for Non-Grandfathered Benefits, the termination of the Participant’s employment for Grandfathered Benefits, or Termination of Employment for Non-Grandfathered Benefits, distribution shall be made in a lump sum.

Installment payments shall be paid annually on the fifth business day of January of each Plan Year as elected by the Participant on the Executive Deferred Compensation Agreement. Each installment payment shall be determined by multiplying the amounts to be distributed by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to Participant. Anything contained herein to the contrary notwithstanding, total distribution of a Participant’s Account must be made by the date such Participant attains age 85.

Upon the termination of the Participant’s employment for Grandfathered Benefits, or upon a Participant’s Termination of Employment for Non-Grandfathered Benefits, following a Change In Control (unless elected as a Deferral Period in the Executive Deferred Compensation Agreement), a Participant’s Account shall be distributed as described in 8.3(a) above in five (5) annual installments with the first installment payment commencing no later than ninety (90) days after the Participant’s employment is terminated. However, such Participant or Beneficiary, as the case may be, may apply to the Administrative Committee for payment of installments over a shorter period of time, or for payment of the entire Account in a lump sum payment.

Notwithstanding the foregoing, in the event a Participant has a Termination of Employment following a Change In Control, the Participant’s Non-Grandfathered Benefits shall be paid in a lump sum payment no later than ninety (90) days after the Participant’s Termination of Employment.

8.4	Defined Benefit Accrual Payments.

Payment of Defined Benefit Accruals shall be in the form elected by the Participant for payment of benefits under the Pension Plan.

8.5	Designation of Beneficiaries.

Each Participant shall have the right to designate the Beneficiary or Beneficiaries to receive payment of his benefit in the event of his death. A beneficiary designation shall be made by executing the beneficiary designation form prescribed by the Administrative Committee and filing the same with the Administrative Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section. If no such designation is on file with the Administrative Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Administrative Committee, then the designated Beneficiary or Beneficiaries to receive such benefit shall be the Participant’s surviving spouse, if any, or if none, the Participant’s executor or administrator, or his heirs at law if there is no administration of such Participant’s estate.

8.6	Unclaimed Benefits.

In the case of a benefit payable on behalf of a Participant, if the Administrative Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Administrative Committee’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.

Notwithstanding the preceding paragraph, with respect to a Participant’s Non-Grandfathered Benefit, in the event that: (i) the Participant dies without designating a Beneficiary; (ii) the Beneficiary designated by the Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or (iii) the Beneficiary designated by the Participant cannot be located by the Administrative Committee within the latest date for payment to such Beneficiary under the Plan; then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan will be the Participant’s surviving spouse, if any, and if not, the estate of the Participant.

8.7	Hardship Withdrawals.

A Participant may apply in writing to the Administrative Committee for, and the Administrative Committee may permit, a hardship withdrawal of all or any part of a Participant’s Account if the Administrative Committee, in its sole discretion, determines that the Participant has incurred a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Administrative Committee, in its sole and absolute discretion. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the hardship or financial emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Administrative Committee. The Administrative Committee may require a Participant who requests a hardship withdrawal to submit such evidence as the Administrative Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

Notwithstanding the foregoing, a Participant may only receive a hardship withdrawal of Non-Grandfathered Benefits if the withdrawal complies with the following requirements. A hardship withdrawal:

(a)	shall be permitted only for an “unforeseeable emergency” which is defined as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Events that may constitute an unforeseeable emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of a Participant’s spouse, beneficiary, or dependent. The purchase of a home and the payment of college tuition shall not be unforeseeable emergencies;

(b)	shall be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan; and

(c)	shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

8.8	Restriction on Timing of Distributions.

Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Participant at Termination of Employment under such procedures as established by the Company in accordance with Code Section 409A, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 8.8 is applicable to the Participant, any distribution which would otherwise be paid to the Participant within the first six months following the Termination of Employment shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

8.9	Limited Cashouts.

(a)	Employee Deferral Cashout. Except as provided in subsection 8.9(e) for a Specified Participant, if at any time a Participant’s Non-Grandfathered Benefit attributable to the aggregate of his elective nonqualified deferral contributions does not exceed the applicable dollar amount under section 402(g)(1)(B) of the Code, the Administrative Committee may elect, in its sole discretion, to pay the Participant’s entire Non-Grandfathered Benefit attributable to the aggregate of his elective nonqualified deferral contributions in an immediate single-sum payment. For purposes of determining the amount of elective nonqualified deferral contributions in a Participant’s Non-Grandfathered Benefit in order to apply this provision and subsection 8.9(b), any deferrals of compensation that the Participant has elected, including Base Salary and Bonus Deferrals, under this or any other nonqualified deferred compensation plan maintained by the Company or any affiliate (as required under Code Section 409A) that is an “account balance plan” subject to Code Section 409A shall be considered as part of the Participant’s Non-Grandfathered Benefit attributable to elective nonqualified deferral contributions hereunder.

(b)

Cashout of Employer Contributions. Except as provided in subsection 8.9(e) for a Specified Participant, if at any time a Participant’s Non-Grandfathered Benefit, other than amounts attributable to elective nonqualified deferral contributions, does not exceed the applicable dollar amount under section 402(g)(1)(B) of the Code, the Administrative Committee may elect, in its sole discretion, to pay such portion of the Participant’s Non-Grandfathered Benefit in an immediate single-sum payment. For purposes of determining the amount of a Participant’s Non-Grandfathered Benefit other than elective nonqualified deferral contributions in order to apply this provision, any deferrals of compensation other than elective nonqualified deferral contributions under this or any other nonqualified deferred compensation plan maintained by the Company or any affiliate (as required under

Code Section 409A) that is an “account balance plan” subject to Code Section 409A shall be considered as part of the Participant’s Non-Grandfathered Benefit other than amounts attributable to elective nonqualified deferral contributions hereunder.

(c)	Any exercise of the Administrative Committee’s discretion pursuant to subsection (a) shall be evidenced in writing no later than the date of the distribution.

(d)	Notwithstanding anything in a Participant’s Executive Deferred Compensation Agreement to the contrary, with respect to amounts in a Participant’s Account attributable to Base Salary Deferrals and Bonus Deferrals, and Matching Credits, with respect to Plan Years commencing on or after January 1, 2013, (i) if such amount in the Participant’s Account is less than $25,000 at the end of a Deferral Period, other than a Deferral Period which the Participant elected to end on his Retirement Date, when distribution in installments would otherwise commence, (ii) if such amount in the Participant’s Account is less than $50,000 at the end of a Deferral Period which a Participant elected to end on his Retirement Date, when distribution in installments would otherwise commence, or (iii) if such amount in the Participant’s Account is less than $100,000 at the time of the Participant’s death, when distribution in installments would otherwise continue, such amounts instead shall be distributed in a single lump sum payment when such installments otherwise would have commenced or continued.

(e)	Notwithstanding the foregoing, to the extent provided by Code Section 409A, with respect to a Participant who is a Specified Participant on the date of his Termination of Employment, no payment under this Section made on account of such Participant’s Termination of Employment shall be made within 6 months after the date of the Participant’s Termination of Employment.

ARTICLE IX

ADMINISTRATION

9.1	Administrative Committee.

The Plan shall be administered by an Administrative Committee appointed by the Directors. The Administrative Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Administrative Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing.

9.2	General Powers of Administration.

The Administrative Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Administrative Committee shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, and Beneficiaries. The Administrative Committee may exercise the powers hereby granted in its sole and absolute discretion.

9.3	Indemnification of Administrative Committee.

The Company shall indemnify, hold harmless, and defend the members of the Administrative Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

ARTICLE X

DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION

10.1	Claims.

A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Administrative Committee, setting forth his claim. The request must be addressed to the Administrative Committee at the Company at its then principal place of business.

10.2	Claim Procedure.

(a)	Initial Claim. Claims for benefits under the Plan may be filed in writing with the Administrative Committee on forms or in such other written documents as the Administrative Committee may prescribe.

(i)	General Claims. Except as provided in subsection (ii), the Administrative Committee will furnish to the Claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension, the Administrative Committee may extend such 90-day period by up to an additional 90 days, by providing a notice of such extension to the Claimant before the end of the initial 90-day period. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the Claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(ii)

Claims Based on an Independent Determination of Disability. With respect to a claim for benefits under the Plan based on Disability, the Administrative Committee will furnish to the Claimant written notice of the disposition of a claim within 45 days after the application therefor is filed; provided, if matters beyond the control of the Administrative

Committee require an extension of time for processing the claim, the Administrative Committee will furnish written notice of the extension to the Claimant prior to the end of the initial 45-day period, and such extension will not exceed one additional, consecutive 30-day period; and, provided further, if matters beyond the control of the Administrative Committee require an additional extension of time for processing the claim, the Administrative Committee will furnish written notice of the second extension to the Claimant prior to the end of the initial 30-day extension period, and such extension will not exceed an additional, consecutive 30-day period. Notice of any extension under this subsection will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, cites of the pertinent provisions of the Plan, an explanation as to how the Claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(iii)	Appeal. Any Claimant who has been denied a benefit, or his duly authorized representative, will be entitled, upon request to the Administrative Committee, to appeal the denial of his claim. The Claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Administrative Committee’s possession in order to prepare the appeal.

(iv)	General Claims. The request for review, together with a written statement of the Claimant’s position, must be filed with the Administrative Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Administrative Committee’s decision will be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension, the Administrative Committee may extend such 60-day period by up to an additional 60 days, by providing a notice of such extension to the Claimant before the end of the initial 60-day period. If unfavorable, the notice of decision will explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, and state the Claimant’s right to bring a civil action under ERISA Section 502(a).

(v)

Claims Based on an Independent Determination of Disability. With respect to an appeal of a denial of benefits under the Plan based on Disability, the form containing the request for review, together with a written statement of the Claimant’s position, must be filed with the Administrative Committee no later than 180 days after receipt of the written notification of denial of a claim provided for in subsection (a)

hereof. The Administrative Committee’s decision will be made within 45 days following the filing of the request for review and will be communicated in writing to the Claimant; provided, if special circumstances require an extension of time for processing the appeal, the Administrative Committee will furnish written notice to the Claimant prior to the end of the initial 45-day period, and such an extension will not exceed one additional 45-day period. The Administrative Committee’s review will not afford deference to the initial adverse benefit determination and will be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Administrative Committee will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual. If unfavorable, the notice of decision will explain the reason or reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, state the Claimant’s right to bring a civil action under ERISA Section 502(a), and identify all medical or vocational experts whose advice was obtained by the Administrative Committee in connection with a Claimant’s adverse benefit determination.

(b)	Satisfaction of Claims. Any payment to a Participant or beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Company, any of whom may require such Participant or beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as determined by the Administrative Committee or the Company. If receipt and release is required but the Participant or beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

ARTICLE XI

MISCELLANEOUS

11.1	Not Contract of Employment.

The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person for the employment of such person, or to be consideration for any such contract.

Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

11.2	Non-Assignability of Benefits.

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and nontransferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

11.3	Withholding.

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

11.4	Amendment and Termination.

The Administrative Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to his Account, or reduce the Participant’s Defined Benefit Accruals accrued to the date of such amendment. The Administrative Committee may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Participant’s Account shall be paid to such Participant or his Beneficiary in a single cash lump sum, in full satisfaction of all such Participant’s or Beneficiary’s benefits hereunder. The Participant’s Defined Benefit Accruals shall be paid commencing coincident with the commencement of payment of benefits to the Participant, or the Participant’s Beneficiary, by the Pension Plan.

Effective January 1, 2008, the Plan will only permit an acceleration of the time and form of payment of Non-Grandfathered Benefits where the right to the payment arises in accordance with the following:

(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, as such is defined under Code Section 409A and the regulations promulgated thereunder, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Company’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulations §1.409A-1(c) if the Participant participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

In the event of an occurrence described in (a), (b), or (c) above, the Company may distribute a Non-Grandfathered Benefit to the Participant in a lump sum subject to the above terms.

11.5	No Trust Created.

Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his Beneficiary, or any other person.

11.6	Unsecured General Creditor Status Of Employee.

The payments to Participant, his Beneficiary or any other distributee hereunder shall he made from assets which shall continue, for all purposes, to be a part of the, general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such assets by virtue of the provisions of this Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant Beneficiary or other distributee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.

In the event that, in its discretion, the Company purchases an insurance policy, or policies insuring the life of the Participant (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and, may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation of the Company hereunder.

11.7	Severability.

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.8	Governing Laws.

All provisions of the Plan shall be construed and enforced in accordance with the laws of the State of Tennessee except to the extent superseded by federal law, and in the courts situated in that State.

11.9	Binding Effect.

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

11.10	Entire Agreement.

This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

11.11	Code Section 409A.

This Plan is intended to comply with the requirements of Code Section 409A and shall be construed accordingly. Payments and benefits described in this Plan are intended to be provided to Participants in a manner that will not cause the acceleration of taxation, or the imposition of penalty taxes or interest, under Code Section 409A. Except to the extent required by or permitted under Code Section 409A, no benefit or payment described in this Plan may be accelerated or delayed. No assets will be set aside with respect to payment of any amounts of non-qualified deferred compensation described in this Plan if doing so would be treated as a transfer of property pursuant to Code Section 409A(b). Nothing in this Plan shall be construed as a guarantee or indemnity by the Company for the tax consequences of the payments and benefits described in this Plan, including any tax consequences under Code Section 409A, and each Participant shall be responsible for paying all taxes due with respect to such payments made and benefits provided to such Participant.

ARTICLE XII

CHANGE IN CONTROL

12.1	Change of Trustee.

Upon a Change In Control, as defined herein, trustee may not be removed by Company for a period of five (5) Plan Year(s), and the composition of the Administrative Committee shall not be changed during such period.

12.2	Amendment.

This Plan and Section(s) 2, 3, 9 and 10 of the trust agreement may not be amended by Company for five (5) year(s) following a Change In Control.

12.3	Funding.

The Company shall fully fund the AutoZone, Inc. Executive Deferred Compensation Trust upon a Change In Control.

IN WITNESS WHEREOF, the Company has caused this Plan to be properly executed on this 17th day of February, 2014.

AUTOZONE, INC.

By:	/s/ Kristen C. Wright

Title:	Kristen C. Wright
Sr. Vice President,
General Counsel & Secretary

By:	/s/ Michael A. Womack

Title:	SVP, HR